Exhibit 99.2

Investor Contact: Robert C. Caller	Media Contact: Laura Olson-Reyes
(702) 584-7982	(702) 584-7742
rcaller@ballytech.com	lolson-reyes@ballytech.com

Bally Technologies Wins Summary Judgment
Motions in IGT Wheel, Bally iVIEW™ Patent
Infringement Litigation

LAS VEGAS, October 17, 2008 – Bally Technologies, Inc. (NYSE: BYI) today announced that the U.S. District Court for the District of Nevada has issued written orders granting Bally’s motions for summary judgment in a key patent case (Docket No. CV-S-04-1676-RCJ) between Bally and International Game Technology (NYSE:IGT).

In its orders, the Court ruled that:

•	IGT’s two “wheel” patents are invalid.

•	Even if the related patents were valid, the Bally games at issue would not infringe.

•	IGT’s touch-screen player-tracking patent is invalid.

•	Bally’s SDS and ACSC iVIEW player-tracking units do not infringe the two asserted player- tracking patents.

The Court also found issues of material fact regarding IGT’s alleged inequitable conduct before the U.S. Patent and Trademark Office, and ordered that Bally’s antitrust counterclaims may proceed to trial.

“The Court’s rulings validate Bally’s approach to intellectual property and minimize any potential financial exposure for the Company,” said Richard M. Haddrill, Chief Executive Officer of Bally Technologies. “These rulings strengthen Bally’s anti-trust case against IGT and leave it as the only significant matter remaining in the case.”

Mark Lerner, Bally’s General Counsel and Senior Vice President, added, “The Court’s summary judgment rulings in Bally’s favor on both invalidity and non-infringement on multiple grounds is a powerful validation of Bally’s position.”

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. For more information, please contact Laura Olson-Reyes, Director of Corporate Communications, at 702-584-7742, or visit http://www.ballytech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

– BALLY TECHNOLOGIES, INC. –